Exhibit 99.1

Carreker Contacts:

Ann Cain, Strategic Communications Director

972 371-1748

acain@carreker.com

Lisa Peterson, Chief Financial Officer

972 371-1454

lpeterson@carreker.com

Securities and Exchange Commission Terminates Investigation of Carreker

Inquiry concludes with no enforcement action being recommended by SEC

DALLAS (April 21, 2004) — Carreker Corporation (Nasdaq: CANI), a leading provider of technology and consulting solutions for the financial services industry, today announced that the Securities and Exchange Commission has advised the company that they have terminated their investigation of Carreker, with no enforcement action being recommended.

“We’re pleased that this matter is behind us and I would like to thank our shareholders, customers, and employees for continuing to demonstrate their confidence in our organization throughout this process,” said J.D. (Denny) Carreker, chairman and CEO, Carreker. “We remain deeply committed to adhering to the highest standards of corporate governance.”

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world. The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation also has offices around the world including London and Sydney. For more information, visit www.carreker.com.

# # #